CONTACT: Mark Kochvar Chief Financial Officer 724.465.4826 800 Philadelphia Street Indiana, PA 15701 mark.kochvar@stbank.com www.stbancorp.com
FOR IMMEDIATE RELEASE

S&T Bancorp, Inc. Declares Dividend
Indiana, Pa. - January 29, 2019 - The Board of Directors of S&T Bancorp, Inc. (S&T) (NASDAQ: STBA), the holding company for S&T Bank, a full-service financial institution with assets of $7.1 billion, and operations in five markets including Western Pennsylvania, Central Pennsylvania, Northeast Ohio, Central Ohio, and Upstate New York declared a $0.27 per share cash dividend at its regular meeting held January 28, 2019. This is an increase of 22.7 percent compared to a common stock dividend of $0.22 per share declared in the same period in the prior year. The annualized yield using the January 28, 2019 closing price of $40.60 is 2.7 percent. The dividend is payable February 28, 2019 to shareholders of record on February 14, 2019.
About S&T Bancorp, Inc. and S&T Bank
S&T Bancorp, Inc. is a $7.1 billion bank holding company that is headquartered in Indiana, Pennsylvania and trades on the NASDAQ Global Select Market under the symbol STBA. Its principal subsidiary, S&T Bank, a full-service financial institution, was established in 1902, and operates in five markets including Western Pennsylvania, Central Pennsylvania, Northeast Ohio, Central Ohio, and Upstate New York. For more information visit http://www.stbancorp.com/, http://www.stbank.com/, and follow us on Facebook, Instagram, and LinkedIn.